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                                                                  EXHIBIT 99
KV PHARMACEUTICAL COMPANY

                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600


                                          [KV
                                          PHARMACEUTICAL logo]

FOR IMMEDIATE RELEASE


                      KV PHARMACEUTICAL COMPANY REPORTS
                        FISCAL FIRST QUARTER RESULTS


        COMPANY MEETS PROFIT EXPECTATIONS WITH 28% NET INCOME GROWTH

                  REVENUES FOR FIRST QUARTER INCREASE 21%,
                       THER-RX REVENUES INCREASE 107%


St. Louis, MO, August 4, 2003 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets technology distinguished branded and generic/non-branded pharmaceutical products, today reported another solid quarter of revenue and operating profit performance for the first quarter of fiscal 2004 ended June 30, 2003.

Net revenues for the first quarter increased 21% to $59.4 million, compared with $49.2 million in the first quarter of fiscal 2003. Pretax income for the fiscal 2004 first quarter grew 25% to $13.3 million, compared with $10.6 million in the prior year's quarter.

Net income improved 28% to $8.6 million from $6.7 million in the year-ago period. Earnings per diluted common share grew 19% to $0.25 for the fiscal 2004 first quarter versus $0.21 for the fiscal 2003 first quarter.

"KV's first quarter was led by a significant increase of revenues at our Ther-Rx branded pharmaceutical business, which helped to further expand overall Company gross profit margin by 350 basis points," said Marc S. Hermelin, KV's vice chairman and CEO. "The Company also performed well in terms of expenses, posting a decline in Selling General & Administrative expenses as a percent of sales and producing an increase of 32% in operating income. This growth occurred despite a 60% increase in R&D to fund new product development. We continue to build on our vibrant branded and generic/non-branded pipelines to further expand our product line offerings at both Ther-Rx and ETHEX, and expect to introduce another 8-10 new products during fiscal 2004 for the Company."


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FINANCIAL CONDITION

A summary of key financial metrics for the first quarter of fiscal 2004 includes:

o $289.5 million in working capital at the end of the first quarter, compared with $84.1 in the first quarter of 2003, or a 244% increase

o        18% return on average equity

o        25% increase in pretax income to $13.3 million

o        28% increase in net income to $8.6 million

o        33% increase in shareholders' equity to $220.0 million

o Debt-to-equity ratio of 1.03 to 1, even including the Convertible Debt transaction which netted the Company $144.5 million of proceeds after treasury stock purchases and financing costs

o        No cash borrowings under $60 million unsecured line of credit

During the first quarter of fiscal 2004, the Company concluded a $200.0 million contingent convertible subordinated debt offering with Notes due 2033. The notes are convertible into shares of KV Pharmaceutical Company Class A Common Stock under certain circumstances. KV used $50.0 million of the proceeds from the Notes offering to fund the repurchase of approximately
2.0 million shares of its Class A Common Stock and intends to use the remaining proceeds for potential acquisitions of products, technologies and businesses, and other general corporate purposes.

"With a financially sound balance sheet and the proceeds of our convertible debt offering during the first quarter, we are nicely positioned to look at additional strategic growth opportunities including product acquisitions," added Mr. Hermelin. "KV enjoys solidly performing businesses and multiple avenues for growth, giving us confidence in the Company's ability to produce its ninth consecutive year of record revenues and profits in fiscal 2004."

THER-RX CORPORATION - NET SALES INCREASED 107%

Ther-Rx net revenues for the first quarter were $14.8 million compared with $7.1 million in the fiscal first quarter of 2003. The increase in revenue over the prior year's quarter was led by the continued revenue growth of the PreCare(R) family of prescription prenatal products which posted revenue growth of 216% over the comparable quarter of fiscal 2003.

In the first fiscal quarter of fiscal 2004, the Ther-Rx product line continued to realize market share gains. Gynazole-1(R)'s share of the prescription vaginal antifungal cream market increased to 19.8% at the end of the first quarter of fiscal 2004, from 13.7% at the end of the first quarter of fiscal 2003 according to Verispan. During the first quarter of fiscal 2004, Gynazole-1(R)'s total filled prescriptions grew 22% over the prior year's corresponding period.



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The PreCare(R) family of prescription prenatal products also continued to capture branded market share. Total prescription branded market share for the combined product line grew to 33.9% in the first quarter of fiscal 2004, up from 29.8% in the first quarter of fiscal 2003, according to Verispan. Showing particular strength is the newest product within the PreCare(R) family, PrimaCare(R). PrimaCare(R), the first prescription nutritional supplement with essential fatty acids, has achieved a 5.4% share of the branded prescription prenatal market since its introduction in January 2002, up from 1.3% market share in the 1st quarter of fiscal 2003. Also for the quarter, PreCare(R) Caplet was the #1 filled branded prescription prenatal vitamin in the country, in terms of total prescriptions.

Additionally, Ther-Rx is on track to relaunch several product lines among the product franchises acquired in March of this year after reformulating certain products to improve existing therapies. The acquisitions included two leading franchises of hematinic anti-anemia products, Chromogen(R) and Niferex(R), as well as the StrongStart(TM) prenatal vitamin product line, these product lines combined to contribute $3.1 million in revenues for the quarter.

"We expect to see the benefits of these reformulated versions begin to favorably impact Ther-Rx's revenue base in the second half of our current fiscal year, and together, the Company expects that the nine recently acquired products will be accretive to KV's earnings in fiscal 2004," noted Mr. Hermelin.

ETHEX CORPORATION - NET SALES INCREASED 6%

ETHEX Corporation net sales increased to $39.5 million from $37.1 million in the comparable quarter of fiscal 2003, a gain of 6%. The increase in sales related to both new product introductions during the quarter, including:
Bromfenex PE, Bromfenex PE Pediatric, Hydro-Tussin DHC and Hydro-Tussin EXP, as well as the continued net volume increases on the existing product line particularly in products introduced in the prior fiscal year.

PARTICLE DYNAMICS, INC.

During the first quarter of fiscal 2004, sales of specialty, value-added raw material products decreased from $4.5 million in the first quarter of fiscal 2003 to $3.9 million in the first quarter of fiscal 2004, a decrease of 14%. This decrease was due to a significant slowdown in a major customer's business in the vitamin supplement market. The Company expects to see an increase in revenues at Particle Dynamics through the remaining quarters of the fiscal year, boosted by new product introductions.

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a


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national leader in pharmaceuticals that compete with branded products, and
Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2002 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.
                               ------------------------

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates, currency exchange rates, and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing;
(5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; (12) the risk that acquisition opportunities will not be consummated; and, (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

                          (Financial Table Follow)



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
                           KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                 CONSOLIDATED FINANCIAL RESULTS
                        (unaudited; in thousands, except per share data)
=================================================================================================

                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                      THREE MONTHS ENDED
                                                                           JUNE 30,
                                                            -------------------------------------
                                                                 2003                     2002
=================================================================================================

Net revenues..............................................    $  59,379                $  49,227
Cost of sales.............................................       20,990                   19,078
                                                            -------------------------------------
Gross profit..............................................       38,389                   30,149
                                                            -------------------------------------
Operating and other expenses:
   Research and development...............................        5,542                    3,469
   Selling and administrative.............................       17,723                   15,497
   Amortization of intangible assets......................        1,111                      578
   Other expense (income), net............................          722                      (16)
                                                            -------------------------------------
                                                                 25,098                   19,528
                                                            -------------------------------------
Income before income taxes................................       13,291                   10,621
Provision for income taxes................................        4,718                    3,898
                                                            -------------------------------------

Net income................................................    $   8,573                $   6,723
                                                            =====================================

Net income per Common share - basic.......................    $    0.25                $    0.22

Net income per Common share - diluted.....................    $    0.25                $    0.21

Average shares outstanding - basic........................       33,198                   30,770

Average shares outstanding - diluted......................       34,533                   32,199

=================================================================================================



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

                                      CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                                                                             2003                2002
========================================================================================================================
Balance Sheet Information (as of June 30)
    Cash and cash equivalents ..................................................          $  233,909           $  22,076
    Receivables, net ...........................................................              46,192              42,307
    Inventory, net .............................................................              50,230              38,839
    Prepaid and other current assets ...........................................               2,738               2,596
    Deferred tax asset .........................................................              12,463               5,778
                                                                                          ------------------------------
         Total current assets ..................................................             345,532             111,596
    Property and equipment, net ................................................              62,682              44,621
    Intangible assets and goodwill .............................................              82,074              41,464
    Other assets ...............................................................              10,605               4,932
                                                                                          ------------------------------
                                                                                          $  500,893           $ 202,613
                                                                                          ==============================

    Current liabilities ........................................................          $   56,070           $  27,488
    Long-term debt and other long-term liabilities..............................             224,816               9,173
    Shareholders' equity .......................................................             220,007             165,952
                                                                                          ------------------------------
                                                                                          $  500,893           $ 202,613
                                                                                          ==============================

    Working capital ............................................................          $  289,462           $  84,108
    Working capital ratio ......................................................            6.2 to 1            4.1 to 1
    Debt to equity ratio .......................................................           1.03 to 1            .03 to 1


Cash Flow Information (three months ended June 30)
    Net cash provided by (used in):
         Operating activities ..................................................          $   10,382           $  17,087
         Investing activities ..................................................             (26,652)             (7,461)
         Financing activities ..................................................             153,891                 341
                                                                                          ------------------------------
    Increase in cash and cash equivalents ......................................             137,621               9,967
    Cash and cash equivalents, beginning of year ...............................              96,288              12,109
                                                                                          ------------------------------
    Cash and cash equivalents, end of period ...................................          $  233,909           $  22,076
                                                                                          ==============================

========================================================================================================================





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